Exhibit 99.1
Contact:
Corey Henry
T. +1 (202) 679 7296
E. Corey.Henry@pmi.com

FDA Authorizes All ZYN Nicotine Pouch Products Currently Marketed by Swedish Match in the U.S.
•FDA decision makes ZYN the first authorized nicotine pouch product
•Science-based decision affirms that ZYN nicotine pouches are a better alternative for adults who smoke or use other traditional tobacco products

RICHMOND, Va.—January 16, 2025—The U.S. Food and Drug Administration (FDA) today authorized ZYN nicotine pouches making ZYN the first and only authorized nicotine pouch in the United States. The FDA’s authorization of all ZYN nicotine pouches currently marketed by Swedish Match in the U.S. is an important step to protect the public health by providing better alternatives to cigarettes and other traditional tobacco products for adults 21+.
 “An estimated 45 million Americans regularly consume nicotine and about 30 million of them smoke, the most harmful form of nicotine consumption,” said Tom Hayes, president of Swedish Match North America, LLC. “The FDA’s decision recognizes the role that ZYN can play in the protection of the public health by helping people switch from cigarettes and other traditional tobacco products.”
 The FDA authorized the following products:
•ZYN Cool Mint 3 mg
•ZYN Cool Mint 6 mg
•ZYN Peppermint 3 mg
•ZYN Peppermint 6 mg
•ZYN Spearmint 3 mg
•ZYN Spearmint 6 mg
•ZYN Wintergreen 3 mg
•ZYN Wintergreen 6 mg
•ZYN Citrus 3 mg
•ZYN Citrus 6 mg
•ZYN Coffee 3 mg
•ZYN Coffee 6 mg
•ZYN Cinnamon 3 mg
•ZYN Cinnamon 6 mg
•ZYN Smooth 3 mg
•ZYN Smooth 6 mg
•ZYN Chill 3 mg
•ZYN Chill 6 mg

•ZYN Menthol 3 mg
•ZYN Menthol 6 mg

 The FDA’s decision can be found here.
U.S. Marketing Practices Support 21+ Access Only
Swedish Match N.A. LLC is a subsidiary of Philip Morris International Inc. (PMI). PMI’s U.S. affiliates are committed to responsible marketing practices focused on limiting access to adults 21 years of age and older. PMI’s U.S. affiliates do not use social media influencers in the U.S. or people under the age of 35 in marketing materials. They also employ independent age-verification systems like “Double Verify” to direct digital advertising to those over 21, and owned digital platforms are age-gated at the point of access and restricted to current nicotine users of legal age. Swedish Match North America is a Manufacturer Advisory Council member of the We Card Program, a national nonprofit serving retailers of age-restricted products, and a founding board member and investor in TruAge®, a free retail technology that provides stores with a more accurate way of age verification, including the ability to detect fake IDs to ensure 21+ access only.
Philip Morris International: Delivering a Smoke-Free Future
PMI (PMI) (NYSE: PM) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products. Renewal applications for these IQOS products are pending before the FDA. As of June 30, 2024, PMI's smoke-free products were available for sale in 90 markets, and PMI estimates that 36.5 million adults around the world use PMI's smoke-free products. The smoke-free business accounted for approximately 38% of PMI’s total first-nine months 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., including its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.